Exhibit 99.1

ESSA BANCORP, INC. ANNOUNCES REGULATORY APPROVAL TO

CONSUMMATE ITS CONVERSION

Stroudsburg, Pennsylvania, March 30, 2007 – ESSA Bancorp, Inc., the holding company for ESSA Bank & Trust, announced that it received regulatory approval to complete the conversion of ESSA Bank & Trust from mutual to stock form. ESSA Bancorp, Inc. expects to complete its conversion and stock offering on Tuesday, April 3, 2007. Shares of ESSA Bancorp, Inc.’s common stock are expected to begin trading on Wednesday, April 4, 2007 on the NASDAQ Global Market under the symbol “ESSA.”

ESSA Bancorp, Inc. sold 15,870,000 shares of common stock to eligible depositors of ESSA Bank & Trust and to the ESSA Bank & Trust tax-qualified employee benefit plans at a price of $10.00 per share. Additionally, as part of the conversion, ESSA Bancorp, Inc. will contribute 1,110,900 shares and $1.6 million in cash to establish and fund the ESSA Bank & Trust Foundation, a new charitable foundation that will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. After the conversion and offering, ESSA Bancorp, Inc. will have 16,980,900 shares outstanding.

The offering was oversubscribed by supplemental eligible account holders at ESSA Bank & Trust as of December 31, 2006. Accordingly, eligible account holders at April 30, 2005 will have valid orders filled in accordance with the allocation procedures set forth in the ESSA Bank & Trust’s plan of conversion. All other subscribers who submitted funds or authorized withdrawals will receive a full refund or cancellation of account withdrawal authorization. ESSA Bancorp, Inc. expects to mail stock certificates to investors on or about Wednesday, April 4, 2007.

If you would like to confirm your allocation, please contact the stock information center at (866) 434-3772 beginning Monday, April 2, 2007. The stock information center’s hours are 10:00 a.m. to 4:00 p.m. Monday to Friday.

The offering, which expired on March 15, 2007, was managed by Ryan Beck & Co., Inc.

Luse Gorman Pomerenk & Schick, P.C., served as special counsel to the Company for the conversion and stock offering. Rhoads & Sinon LLP served as special counsel to Ryan Beck & Co., Inc.

As of December 31, 2006, ESSA Bank & Trust had $771.2 million in assets, $448.6 million in deposits and $59.2 million in total equity. The Bank operates out of twelve offices located in Eastern Pennsylvania.

This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the anticipated mailing date of stock certificates. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect ESSA Bank & Trust’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect ESSA Bancorp, Inc.’s operations. Additional factors that could cause the mailing date to be delayed include delays in processing and printing of stock certificates.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR DEPOSITORS INSURANCE FUND.